Exhibit 99.1

(2)                                 In connection with the appointment of John J. MacWilliams to the board of directors of Spartan Energy Acquisition Corp. (the “Issuer”), Spartan Energy Acquisition Sponsor LLC (“Spartan LLC”) sold, assigned and transferred 75,000 of its shares of the Issuer’s Class B common stock to Mr. Williams for a purchase price of $131 pursuant to a Securities Assignment Agreement dated July 30, 2019.

(3)                                 The shares of Class B common stock reported as beneficially owned are held of record by Spartan LLC.  Gregory A. Beard and Geoffrey Strong are the managers of Spartan LLC.  Apollo Natural Resources Partners II, L.P. (“ANRP II”) is the sole member of Spartan LLC.  Apollo Commodities Management, L.P., with respect to Series IV thereof (“Commodities Management”), is the manager of ANRP II.  Apollo Commodities Management GP, LLC (“Commodities GP”) is the general partner of Commodities Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Commodities GP.  Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP.  Each of Spartan LLC, ANRP II, Commodities Management, Commodities GP, Management Holdings and Management Holdings GP, and Messrs. Beard, Strong, Black, Harris and Rowan, disclaims beneficial ownership of the Class B common stock, and any shares of the Issuer’s Class A common stock issuable upon conversion of the Class B common stock, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of Spartan LLC, ANRP II, Commodities Management, Commodities GP, Management Holding and Management Holdings GP, and Messrs. Beard, Strong, Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.